SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 13G
Amendment No. 1


Under the Securities Exchange Act of 1934


BIOSITE DIAGNOSTICS INCORPORATED
(Name of Issuer)


Common Stock, $0.01 Par Value
(Title of Class of Securities)


090945106
(CUSIP Number)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

     [    ] Rule 13d-1(b)

     [ X ] Rule 13d-1(c)

     [     ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE, TRUSTEE FOR VARIOUS TRUSTS
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,753,124.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,753,124.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,753,124.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     13.54%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THOMAS G. BIGLEY, TRUSTEE FOR VARIOUS TRUSTS
     I.D. #

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each163,852 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               163,852 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     163,852

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     1.27%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,589,272.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,589,272.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,589,272.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     12.28%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     ELSIE HILLIARD HILLMAN
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,589,272.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,589,272.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,589,272.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     12.28%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     FREDERICK J. DOTZLER
     I.D. #

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares          122,992
Beneficially
Owned by6Shared Voting Power
Each439,036.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With               122,992

          8Shared Dispositive Power
               439,036.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     562,028.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     4.34%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     JOHN M. REHER
     I.D. #

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares          55,196
Beneficially
Owned by6Shared Voting Power
Each439,036.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With               55,196

          8Shared Dispositive Power
               439,036.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     494,232.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     3.82%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF JULIET LEA
     HILLMAN SIMONDS              I.D.# 25-6193084

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          5,041
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               5,041

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .04%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF AUDREY
     HILLMAN FISHER              I.D.# 25-6193085

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          5,041
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               5,041

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .04%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF HENRY LEA
     HILLMAN, JR.              I.D.# 25-6193086

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          5,041
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               5,041

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .04%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF WILLIAM
     TALBOTT HILLMAN               I.D.# 25-6193087

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          5,041
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               5,041

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .04%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR JULIET LEA HILLMAN   I.D.# 25-6094898

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          35,922
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               35,922

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .28%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR AUDREY HILLIARD  HILLMAN
             I.D.# 25-6094896

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          35,922
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               35,922

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .28%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR HENRY LEA HILLMAN, JR.
             I.D.# 25-6094897

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          35,922
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               35,922

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .28%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR WILLIAM TALBOTT HILLMAN
             I.D.# 25-6094899

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          35,922
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               35,922

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .28%

12      Type of Reporting Person
     OO

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          400,000
Beneficially
Owned by6Shared Voting Power
Each1,189,272.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With               400,000

          8Shared Dispositive Power
               1,189,272.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,589,272.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     12.28%

12      Type of Reporting Person
     OO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THE HILLMAN COMPANYI.D.# 25-1011286

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,189,272.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,189,272.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,189,272.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     9.19%

12      Type of Reporting Person
     CO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INVESTMENTS, INC.I.D.# 51-0034468

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,189,272.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,189,272.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,189,272.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     9.19%

12      Type of Reporting Person
     CO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON SECURITIES, INC.I.D.# 51-0114700

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,189,272.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,189,272.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,189,272.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     9.19%

12      Type of Reporting Person
     CO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INTERSTATE CORPORATION       I.D.# 51-0313966

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares          750,236
Beneficially
Owned by6Shared Voting Power
Each439,036.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With               750,236

          8Shared Dispositive Power
               439.036.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,189,272.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     9.19%

12      Type of Reporting Person
     CO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HILLMAN/CHESAPEAKE LIMITED PARTNERSHIP  I.D.# 51-0315605

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each439,036.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               439,036.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     439,036.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     3.39%

12      Type of Reporting Person
     PN

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     MEDICUS MANAGEMENT PARTNERS         I.D.# 94-3089403

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     California


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each439,036.888 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               439,036.888 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     439,036.888

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     3.39%

12      Type of Reporting Person
     PN

      CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     MEDICUS VENTURE PARTNERS 1991, A CALIFORNIA
     LIMITED PARTNERSHIP                        I.D.# 94-3130685

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     California


Number of5Sole Voting Power
Shares          333,334
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               333,334

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     333,334

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     2.57%

12      Type of Reporting Person
     PN

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     MEDICUS VENTURE PARTNERS 1992, A CALIFORNIA
     LIMITED PARTNERSHIP                        I.D.# 94-3154913

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     California


Number of5Sole Voting Power
Shares          104,167
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               104,167

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     104,167

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .8%

12      Type of Reporting Person
     PN


       CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     MEDICUS VENTURE PARTNERS 1997, A CALIFORNIA
     LIMITED PARTNERSHIP                        I.D.# 94-3256945

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     California


Number of5Sole Voting Power
Shares          1150.632
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               1150.632

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1150.632

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .008%

12      Type of Reporting Person
     PN


PAGE
      CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     MEDICUS VENTURE PARTNERS X, A CALIFORNIA
     LIMITED PARTNERSHIP                        I.D.# 94-3291572

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     California


Number of5Sole Voting Power
Shares          385.256
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               385.256

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     385.256

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .003%

12      Type of Reporting Person
     PN


PAGE
      Item 1(a)Name of Issuer

     Biosite Diagnostics Incorporated

Item 1(b)Address of Issuer's Principal Executive Office:

     11030 Roselle Street, Suite D
     San Diego, California  92121

Item 2(a)Name of Person Filing:

     (i) Medicus Venture Partners 1997, a California Limited Partnership whose general partners are Hillman/Chesapeake Limited
               Partnership and Medicus Management Partners.

     (ii) Medicus Venture Partners 1992, a California Limited Partnership whose general partners are Hillman/Chesapeake Limited Partnership and Medicus Management Partners.

     (iii)     Medicus Venture Partners 1991, a California Limited Partnership
                whose general partners are Hillman/Chesapeake Limited Partnership and Medicus Management Partners.

     (iv)     Medicus Venture Partners X, a California Limited Partnership
                whose general partners are Hillman/Chesapeake Limited Partnership, Medicus Management Partners, Frederick J. Dotzler
               and John M. Reher.

     (v)      Hillman/Chesapeake Limited Partnership, a Delaware limited partnership whose general partner is Wilmington Interstate
               Corporation.

     (vi)     Medicus Management Partners, a California general partnership whose general partners are Frederick J. Dotzler and John
Reher.

     (vii)    Wilmington Interstate Corporation, a wholly-owned subsidiary of
                Wilmington Securities, Inc.

     (viii) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington
                Investments, Inc.

     (ix)    Wilmington Investments, Inc., a wholly-owned subsidiary of The
                Hillman Company.
     (x)     The Hillman Company, a corporation controlled by the HLH Trust.

     (xi) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

     (xii) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Juliet Lea Hillman (the "1968 JLH Trust").

     (xiii)  C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T
                dated 8/28/68 for Audrey Hilliard Hillman (the "1968 AHH
Trust").

     (xiv) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Henry Lea Hillman, Jr. (the "1968 HLH
Trust").

     (xv) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for William Talbott Hillman (the "1968 WTH
Trust")

     (xvi) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Juliet Lea Hillman Simonds (the "1976 JLHS Trust").

     (xvii) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Audrey Hillman Fisher (the "1976 AHF Trust").

     (xviii)  C. G. Grefenstette and Thomas G. Bigley, Trustees Under
               Agreement of Trust dated 12/30/76 for the Children of Henry Lea Hillman, Jr. (the "1976 HLH Trust")

     (xix) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of William Talbott Hillman (the "1976 WTH Trust").

     (xx)    Frederick J. Dotzler

     (xxi)   John M. Reher

     (xxii)  Elsie Hilliard Hillman

     (xxiii) Henry L. Hillman

     (xxiv)  Thomas G. Bigley
     (xxv)  C. G. Grefenstette

Item 2(b)Address of the Principal Business Office:

     Medicus Venture Partners 1997, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners X, a California Limited Partnership, are located at:
     2882 Sand Hill Road
     Suite 116
     Menlo Park, California 94025

     Hillman/Chesapeake Limited Partnership, Wilmington Interstate Corporation, Wilmington Securities, Inc. and Wilmington
     Investments, Inc.
     824 Market Street, Suite 900
     Wilmington, Delaware 19801

     The Hillman Company, the HLH Trust, the 1968 JLH Trust, the 1968 AHH Trust, the 1968 HLH Trust, the 1968 WTH Trust, the 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLH Trust and the 1976 WTH Trust
     1900 Grant Building
     Pittsburgh, Pennsylvania 15219

     Frederick J. Dotzler and John M. Reher
     2882 Sand Hill Road
     Suite 116
     Menlo Park, California 94025

     Thomas G. Bigley
     One Oxford Centre, 28th Floor
     Pittsburgh, Pennsylvania 15219

     Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette 2000 Grant Building
     Pittsburgh, Pennsylvania 15219

Item 2(c)Citizenship:

     Medicus Venture Partners 1997, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners X, a California Limited Partnership are California limited partnerships.

     Hillman/Chesapeake Limited Partnership is a Delaware limited partnership.

     Wilmington Interstate Corporation, Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware corporations.

     The Hillman Company is a Pennsylvania corporation.

     The HLH Trust, the 1968 JLH Trust, the 1968 AHH Trust, the 1968 HLH Trust, the 1968 WTH Trust, the 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLH Trust, the 1976 WTH Trust are Pennsylvania trusts.

     C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman,
     Thomas G. Bigley, Frederick J. Dotzler and John Reher are U.S. citizens.

Item 2(d)Title of Class of Securities:

     Common Stock, $.01 Par Value

Item 2(e)CUSIP Number

     090945106

Item 3Not Applicable

Item 4Ownership:

     (a)Amount Beneficially Owned:

          5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Juliet Lea Hillman Simonds (together with the three trusts of even date named below the "1976" Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares
          power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976
Trusts,
          the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1991, a California Limited Partnership Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Audrey Hillman Fisher,
           a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to
          direct the disposition of the shares of stock owned by the 1976
Trusts,
          the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to
          direct the disposition of the shares of stock owned by the 1976
Trusts,
          the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to
          direct the disposition of the shares of stock owned by the 1976
Trusts,
          the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Juliet Lea Hillman (together with the three trusts of even date named below the "1964" Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Audrey Hilliard Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership, , Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1992, a California Limited Partnership , Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          400,000 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the
          disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1991, a California Limited Partnership, Medicus Venture Partners 1997, a California Limited Partnership and Medicus Venture Partners X, a California Limited Partnership.

          750,236 shares of Common Stock are owned of record and beneficially by Wilmington Interstate Corporation. Wilmington Interstate Corporation is a wholly-owned subsidiary of Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

          333,334 shares of Common Stock are owned by Medicus Venture
          Partners 1991, a California Limited Partnership ("MVP 91"). Hillman/Chesapeake Limited Partnership and Medicus
          Management Partners are general partners of MVP 91. Wilmington Interstate is the sole general partner of Hillman/Chesapeake Limited Partnership. Wilmington Interstate Corporation is a wholly-owned subsidiary of Wilmington Securities, Inc. Wilmington Securities,
Inc.
          is a wholly owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company

               104,167 shares of Common Stock are owned by Medicus Venture Partners 1992, a California Limited Partnership ("MVP 92"). Hillman/Chesapeake Limited Partnership and Medicus
               Management Partners are general partners of MVP 92. Wilmington Interstate is the sole general partner of Hillman/Chesapeake
Limited
               Partnership.  Wilmington Interstate Corporation is a
wholly-owned
               subsidiary of Wilmington Securities, Inc. Wilmington Securities, Inc.
               is a wholly owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of
The
               Hillman Company
               1150.632 shares of Common Stock are subject to options owned by Medicus Venture Partners 1997, a California Limited Partnership
               ("MVP 97").   Hillman/Chesapeake Limited Partnership and
Medicus
               Management Partners are general partners of MVP 97. Wilmington Interstate is the sole general partner of Hillman/Chesapeake
Limited
               Partnership. Wilmington Interstate Corporation is a wholly-owned subsidiary of Wilmington Securities, Inc. Wilmington Securities, Inc.
               is a wholly owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The

               Hillman Company

               385.256 shares of Common Stock are subject to options owned by Medicus Venture Partners X, a California Limited Partnership ("MVP X"). Hillman/Chesapeake Limited Partnership, Medicus Management Partners, Frederick J. Dotzler and John M. Reher are general partners of MVP X. Wilmington Interstate is the sole general
               partner of Hillman/Chesapeake Limited Partnership. Wilmington Interstate Corporation is a wholly-owned subsidiary of
Wilmington
               Securities, Inc. Wilmington Securities, Inc. is a wholly owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company

     (b)Percent of Class

          13.54%

     (c)Number of Shares as to which such person has:

          (i)sole power to vote or direct the vote




          (ii)shared power to vote or to direct the vote


               1,753,124.888

             (See Item (4)(a))

          (iii)sole power to dispose or to direct the disposition of




          (iv)shared power to dispose or to direct the disposition of

              1,753,124.888

            (See Item (4)(a))

Item 5Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable
      Item 8Identification and Classification of Members of the Group:

     Not Applicable

Item 9Notice of Dissolution of Group:

     Not Applicable

Item 10Certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the
     control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




(Intentionally Left Blank)
      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         MEDICUS VENTURE PARTNERS 1997, A
                          CALIFORNIA LIMITED PARTNERSHIP
                         MEDICUS VENTURE PARTNERS 1992, A
                          CALIFORNIA LIMITED PARTNERSHIP,
                         MEDICUS VENTURE PARTNERS 1991, A
                          CALIFORNIA LIMITED PARTNERSHIP,

                         By Hillman/Chesapeake Limited Partnership, a General Partner
                         By Wilmington Interstate Corporation, Inc., the sole General Partner

                              /s/ Andrew H. McQuarrie
                         By _________________________________________
                              Andrew H. McQuarrie, Vice President

                         By Medicus Management Partners,
                         a General Partner

                              /s/ Frederick J. Dotzler
                         By _________________________________________
                              Frederick J. Dotzler, General Partner

                              /s/ John Reher
                    By _________________________________________
                         John Reher, General Partner
                               MEDICUS VENTURE PARTNERS X, A
                          CALIFORNIA LIMITED PARTNERSHIP

                         By Hillman/Chesapeake Limited Partnership, a General Partner
                         By Wilmington Interstate Corporation, Inc., the sole General Partner

                              /s/ Andrew H. McQuarrie
                         By _________________________________________
                              Andrew H. McQuarrie, Vice President

                         By Medicus Management Partners,
                         a General Partner

                              /s/ Frederick J. Dotzler
                         By _________________________________________
                              Frederick J. Dotzler, General Partner

                              /s/ John M. Reher
                    By _________________________________________
                         John M. Reher, General Partner

                              /s/ Frederick J. Dotzler


                              Frederick J. Dotzler, General Partner

                              /s/ John M. Reher


                              John M. Reher, General Partner

                    HILLMAN/CHESAPEAKE LIMITED PARTNERSHIP

                    By Wilmington Interstate Corporation,
                    the sole General Partner

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President




                    MEDICUS MANAGEMENT PARTNERS

                              /s/ Frederick J. Dotzler
                    By _________________________________________
                         Frederick J. Dotzler, General Partner

                              /s/ John Reher
                    By _________________________________________
                         John Reher, General Partner

                    WILMINGTON INTERSTATE CORPORATION

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    WILMINGTON SECURITIES, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    WILMINGTON INVESTMENTS, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President

                         THE HILLMAN COMPANY

                              /s/ Lawrence M. Wagner
                    By _________________________________________
                         Lawrence M. Wagner, President

                          HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
& C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

                              /s/ C. G. Grefenstette
                    _____________________________________________
                         C. G. Grefenstette, Trustee

                         C. G. GREFENSTETTE AND THOMAS G. BIGLEY
                         TRUSTEES UNDER AGREEMENT OF TRUST DATED
                         8/28/68 FOR JULIET LEA HILLMAN, AUDREY
                         HILLIARD HILLMAN, HENRY LEA HILLMAN, JR.
                         AND WILLIAM TALBOTT HILLMAN

                              /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette, Trustee

                              /s/ Thomas G. Bigley
                    ____________________________________________
                    Thomas G. Bigley, Trustee


                         C. G. GREFENSTETTE AND THOMAS G. BIGLEY
                         TRUSTEES UNDER AGREEMENT OF TRUST DATED
                         12/30/76 FOR THE CHILDREN OF JULIET LEA
                         HILLMAN SIMONDS, AUDREY HILLIARD HILLMAN
                         HENRY LEA HILLMAN, JR., AND WILLIAM
                         TALBOTT HILLMAN

                              /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette, Trustee

                              /s/ Thomas G. Bigley
                    ____________________________________________
                    Thomas G. Bigley, Trustee


                              /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette


                              /s/ Thomas G. Bigley
                    ____________________________________________
                    Thomas G. Bigley

                              /s/ Henry L. Hillman
                    ____________________________________________
                    Henry L. Hillman

                              /s/ Elsie Hilliard Hillman
                         ____________________________________________
                    Elsie Hilliard Hillman

                              /s/ Frederick J. Dotzler
                    ____________________________________________
                    Frederick J. Dotzler

                              /s/ John M. Reher
                    ____________________________________________
                    John M. Reher




    February 12, 1999
     Date